PROSPECTUS SUPPLEMENT NO. 5 (to Prospectus dated April 11, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-267691
Amprius Technologies, Inc.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 11, 2023 (the “Prospectus”) filed by Amprius Technologies, Inc. (the “Company”) with the information contained in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 9, 2023. Accordingly, we have attached the Company’s Current Report on Form 8-K to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our common stock and public warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “AMPX” and “AMPX.W,” respectively. On June 8, 2023, the last reported sales prices for our common stock and public warrants on the NYSE were $9.18 and $0.56, respectively.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 12 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 9, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________
FORM 8-K
_________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2023
_________________________
Amprius Technologies, Inc.
(Exact name of Registrant as Specified in Its Charter)
_________________________

Delaware	001-41314	98-1591811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Page Ave Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (800) 425-8803
N/A
(Former Name or Former Address, if Changed Since Last Report)
_________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AMPX	The New York Stock Exchange
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $11.50	AMPX.W	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 8, 2023, Amprius Technologies, Inc. (the “Company”) held its 2023 annual meeting of stockholders (the “Annual Meeting”). The stockholders of the Company voted on the following two proposals at the Annual Meeting, each of which is more fully described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 27, 2023:

Proposal 1 – Election of two directors to serve until the 2026 annual meeting of stockholders

Director	Votes For	Votes Withheld	Broker Non-Votes
Dr. Wen Hsieh	74,154,763	807,530	2,135,133
Kathleen Ann Bayless	74,927,629	34,664	2,135,133

Based on the votes set forth above, each director nominee was duly elected to serve until the 2026 annual meeting of stockholders or until his or her successor is duly elected and qualified.

Proposal 2 – Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023

Votes For	Votes Against	Abstentions	Broker Non-Votes
77,075,283	3,754	18,389	—

Based on the votes set forth above, the stockholders ratified the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Item 8.01 Other Events.

On June 1, 2023, the Company and the United States Department of Energy mutually agreed to discontinue the previously announced contract negotiation for the $50.0 million cost sharing grant awarded by the United States Department of Energy.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPRIUS TECHNOLOGIES, INC.

Date: June 9, 2023	By:	/s/ Sandra Wallach
Name: Sandra Wallach
Title: Chief Financial Officer